FOR RELEASE ON FEBRUARY 27, 2006

Contacts: Fresh Brands, Inc. John H. Dahly, Chief Financial Officer 920-457-4433

SHAREHOLDERS OF FRESH BRANDS, INC. APPROVE MERGER WITH AN
AFFILIATE OF CERTIFIED GROCERS MIDWEST, INC.

Sheboygan, Wisconsin (February 27, 2006) — Fresh Brands, Inc. (NASDAQ: FRSH) announced today that its shareholders approved, at the Special Meeting held today, the merger agreement with an affiliate of the Chicago-based grocery wholesale cooperative, Certified Grocers Midwest, Inc. Under the terms of the merger agreement, each outstanding share of Fresh Brands’ common stock will be converted into the right to receive $7.05 in cash. Fresh Brands currently has 4,931,934 shares of common stock outstanding. The parties intend to complete and effect the merger within the next several days.

About Fresh Brands

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 74 franchised supermarkets, 20 corporate-owned supermarkets and two corporate-owned convenience stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Supermarkets are located through Wisconsin, northern Illinois and Iowa. For more information, please visit the Company’s corporate web site at www.fresh-brands.com or its consumer web sites at www.shopthepig.com and www.dickssupermarkets.com.

About Certified Grocers Midwest, Inc.

Certified Grocers Midwest, Inc. is a Chicago-based member-owned grocery wholesale cooperative which has been in existence since 1940. Certified is a Chicago-based grocery wholesaler with net sales of $674.4 million during its fiscal year ended September 3, 2005. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements. Forward statements include statements about the expected timing, completion and effects of the proposed merger. In addition, the Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in Fresh Brands’ filings with the SEC, including Fresh Brands’ annual report on Form 10-K for the fiscal year ended January 1, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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